UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

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Undiscovered Managers Funds

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Q&A for Proxy Statements – Election of Trustees and Fundamental Policy Changes

Q:	Why are proxy materials being sent to shareholders?

A:	The materials are being mailed to shareholders in preparation for the special shareholder meeting to be held on June 10, 2014, concerning the election of Trustees and other changes to certain J.P. Morgan Funds.

Q:	How will the proxy statements be delivered to shareholders?

A:	Shareholders of record as of March 21, 2014 will receive the corresponding proxy statement for the Funds in which they are invested. The Proxy Statements and proposals are as follows:

Proxy Statement	Funds Affected	Proposals for Shareholder Vote
JPMorgan Trust I, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust and Undiscovered Managers Funds	All Funds

2 proposals to approve:

•    To elect the current thirteen (13) Trustees/Directors for the Trusts (all Funds/all Trusts)

•    Amendment to change industry concentration policy of the JPMorgan Asia Pacific Fund (JPMorgan Asia Pacific Fund only)

JPMorgan Trust II	All Funds

6 proposals to approve:

•    To elect the current thirteen (13) Trustees for the Trust (all Funds)

•    JPMorgan Large Cap Growth Fund – Investment Objective Changes

•    JPMorgan Mid Cap Growth Fund – Investment Objective Changes

•    JPMorgan Equity Income Fund– Investment Objective Changes

•    JPMorgan Market Expansion Enhanced Index Fund – Investment Objective Changes

•    JPMorgan International Equity Index Fund – Investment Objective Changes

Shareholder Proposal (JPMorgan Municipal Money Market Fund)

The seventh proposal is a shareholder proposal requesting that the Board institute additional procedures for the JPMorgan Municipal Money Market Fund relating to genocide-free investing (the “Shareholder Proposal”).

JPMorgan Insurance Trust	All Funds	1 proposal to approve: • To elect the current thirteen (13) Trustees for the Trust (All Funds)

Q:	How does the Board of Trustees recommend shareholders vote with respect to each of the Proposals?

A:	The Board of Trustees recommends that shareholders vote “FOR” all of the Proposals, except that the Board recommends that shareholders vote “AGAINST” the Shareholder Proposal for the JPMorgan Municipal Money Market Fund.

Q:	Why are shareholders being asked to elect the existing Trustees for JPMorgan Trust I, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust, Undiscovered Managers Funds, JPMorgan Trust II and JPMorgan Insurance Trust?

A:	Pursuant to an order of the Securities and Exchange Commission, at least every five calendar years, JPMorgan Trust II must hold a meeting of Trust shareholders at which the Board of Trustees will be elected. Since the Trustees for JPMorgan Trust II were last elected in 2009, we are presenting the Board for election at the meeting on June 10, 2014.

With respect to the other Trusts, each Trust is required to seek shareholder approval whenever less than two-thirds of its Board has been elected by shareholders. Although the Trusts are not currently required to ask its shareholders to elect or re-elect its Trustees since more than two-thirds of its current Trustees were previously elected by shareholders, the Trust is seeking shareholder approval to elect or re-elect, as applicable, each of the Trustees to accommodate future resignations or retirements.

Q:	Will the replacement of fundamental investment objectives and other changes affect the way my Fund is managed?

A:	The investment objective changes for the JPMorgan Large Cap Growth Fund, JPMorgan Mid Cap Growth Fund, JPMorgan Equity Income Fund and JPMorgan Market Expansion Enhanced Index Fund are not expected to change the way the Funds are managed. If approved, the change to the investment objectives will be effective on or about June 10, 2014.

If the change to the JPMorgan International Equity Index Fund’s investment objective is approved, the Fund will be managed in accordance with the revised investment strategy set forth in the proxy statement. In addition, if the change to the Fund’s investment objective is approved by its shareholders, this, as well as the other changes described in the proxy statement will be effective on or about June 30, 2014. This includes changes to Fund name, benchmark and investment strategy.

If the change to industry concentration policy for the JPMorgan Asia Pacific Fund is approved, if an industry comprises 20% or more of the Fund’s benchmark, the Fund would have greater flexibility to manage its industry exposure than it does currently. If approved, the change will take effect on or about June 10, 2014.

Q:	What happens if the shareholders do not vote their proxy?

A:	All Shareholders are encouraged to vote their shares. Computershare Fund Services, a proxy solicitor, has been retained to assist us, to the extent necessary, with the shareholder solicitation process for these Proposals other than the Shareholder Proposal. Shareholders who do not vote their shares (except with respect to the Shareholder Proposal) may receive a telephone call or additional mailings from the solicitor encouraging them to vote their shares.

In addition, related to the JPMorgan Insurance Trust proxy, if a contract owner does not provide voting instructions (or if he or she returns the voting instruction card but does not mark instructions), the Insurance Company will vote all shares attributable to the contract owner’s account value in proportion to the timely voting instructions actually received from contract owners.

Q:	What happens if a shareholder needs a copy of a proxy statement, a proxy card or other proxy materials?

A:	Shareholders can receive additional copies of any proxy materials, including Proxy Statements, proxy cards and voting instructions, by calling 1-866-456-7052.

Q:	What happens if the proposals concerning investment objective changes or industry concentration policies are not approved by shareholders?

A:	If the proposals are not approved for a particular Fund, the investment objective or industry concentration policy of such Fund, as applicable, will remain the same, and the Board may consider other courses of action.

Must be preceded or accompanied by a prospectus.

J.P. Morgan Asset Management is the marketing name for the asset management business of JPMorgan Chase & Co. and its affiliates worldwide.

JPMorgan Distribution Services, Inc. member FINRA / SIPC.